Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Kathleen T. Powers 262-636-1687  k.t.powers@na.modine.com

Modine Reports Strong First Quarter Fiscal 2014 Results, Increases Full-Year Guidance

RACINE, WI, August 1, 2013 - Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported its financial results for the first quarter ended June 30, 2013.  Highlights and year-over-year comparisons include:

•	Sales of $375.8 million, up 7.2 percent;
•	Operating income of $19.0 million, up $15.1 million;
•	GAAP earnings per share of $0.21, up $0.24; and
•	Adjusted earnings per share of $0.27, up $0.20.

“We are off to a strong start to fiscal 2014, with adjusted earnings per share of $0.27, a $0.20 improvement from the prior year,” said Modine President and Chief Executive Officer, Thomas A. Burke.  “The increase in sales and the improvement in gross margin contributed to significantly higher operating earnings for the quarter.”

First Quarter Financial Results

Net sales in the first quarter of fiscal 2014 increased $25.4 million, or 7.2 percent, from the first quarter of fiscal 2013.  Sales improved in the Europe, South America, Asia and Commercial Products (Building HVAC) segments.  Gross profit increased $10.2 million, or 19.7 percent, largely due to higher sales volume and favorable material costs.  Gross margin improved 180 basis points to 16.5 percent, despite the inclusion of $2.2 million of accelerated depreciation relating to the European restructuring program.  Selling, general and administrative (SG&A) expense decreased $0.8 million, and restructuring expenses of $0.5 million were $4.1 million lower than the prior year.  Net income attributable to Modine of $10.0 million compares to a net loss attributable to Modine of $1.2 million for the same period last year, and represents GAAP earnings per share of $0.21 compared to a loss per share of $0.03 last year. Excluding European restructuring costs and accelerated depreciation totaling $2.7 million or $0.06 per share, adjusted earnings per share was $0.27 in the first quarter of fiscal 2014, compared to $0.07 in the first quarter of last year.

Free cash flow in the quarter was $5.7 million, a $12.6 million improvement from the prior year.  Net debt was $135.8 million at June 30, 2013, a decrease of $4.0 million from the end of fiscal 2013. Cash and cash equivalents at the end of the quarter totaled $30.9 million.

First Quarter Segment Results

North America segment sales decreased 3.2 percent to $148.7 million compared to $153.6 million one year ago.  The decrease was driven primarily by lower sales to off-highway customers as economic conditions in these markets remained weak, partially offset by higher sales to automotive customers.  Operating income increased $0.5 million to $14.3 million compared to the prior year primarily due to the positive impact of favorable material costs, partially offset by the impact of lower sales volume and higher SG&A expense.

Europe segment sales increased 16.6 percent to $146.2 million compared to $125.4 million in the prior year, primarily due to higher sales volume to automotive and commercial vehicle customers along with higher tooling sales.  Operating income was $8.0 million for the quarter compared to an operating loss of $2.5 million in the prior year.  The increase was primarily due to higher sales volume, lower SG&A expense, and a decrease in restructuring-related expenses.  The decrease in SG&A expense was primarily due to cost savings from previous restructuring initiatives and lower professional service costs.

South America segment sales increased 10.3 percent to $34.4 million compared to $31.2 million one year ago.  On a constant currency basis, sales increased 16.5 percent from the prior year, due to sales volume increases to commercial vehicle and power generation customers.  Operating income of $2.6 million was higher than the prior year by $1.9 million due to higher sales volume and lower employee-related expenses.

Asia segment sales increased 15.8 percent to $18.3 million compared to $15.8 million one year ago due primarily to higher sales to off-highway customers.  The operating loss in the region decreased by $2.0 million to $0.3 million as a result of the higher sales volume and ongoing cost control.

Commercial Products segment sales increased 7.6 percent to $32.4 million compared to $30.1 million one year ago due to increased chiller sales in the U.K. and heating product sales in North America, partially offset by decreased cooling product sales in North America.  Operating income of $1.0 million was flat from the prior year as the impact of higher product sales was offset by higher SG&A expense.

Outlook

“We are beginning to see year-over-year improvements in some of our key markets,” Burke commented.  “In particular, we benefited from stronger than expected European revenue in the first quarter and favorable material prices.  However, we remain cautious about some of our major markets, including the North America commercial vehicle and off-highway markets, and the Europe commercial vehicle and automotive markets.”

Based on the current market outlook, Modine has the following revised expectations for fiscal 2014:

•	Year-over-year sales up 3 to 8 percent; and
•	Adjusted earnings per share of $0.50 to $0.60.

"We are  increasing our guidance due to the strong performance in the first quarter,” said Burke.  “We will continue to monitor the markets while focusing on controlling costs and improving cash flows.  We had a very encouraging start to our year, and we expect to continue to benefit from our past restructuring actions and improving market conditions."

Conference Call and Webcast

Modine will conduct a conference call and live webcast, with a slide presentation, on Thursday, August 1, 2013 at 8:00 a.m. Central Time (9:00 a.m. Eastern Time) to discuss its fiscal 2014 first quarter results.  The webcast and accompanying slides will be available on the Investor Relations section of the Modine website at www.modine.com.  The dial-in phone number for the audio portion of the call is 877.340.2549 (international dial-in 678.224.7860).  Participants are encouraged to log on to the webcast and conference call about ten minutes prior to the start of the event.  A replay of the audio and the slides will be available on the Investor Relations section of the Modine website at www.modine.com after August 1, 2013.  A call-in replay will be available through midnight on August 9, 2013, at 855.859.2056, (international replay 404.537.3406); Conference ID# 19379036.  The company will furnish a transcript of the call to the U.S. Securities and Exchange Commission, and post it on its website, after August 8, 2013.

About Modine

Modine, with fiscal 2013 revenues of $1.4 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets.  Modine products are used in light, medium and heavy-duty vehicles; heating, ventilation and air conditioning equipment; off-highway and industrial equipment; and refrigeration systems.  The company employs approximately 6,600 people at 30 facilities in 16 countries.  For more information about Modine, visit www.modine.com.

Forward-Looking Statements

This press release contains statements, including information about future financial performance and market conditions, including the information provided under "Outlook," accompanied by phrases such as “believes,” “estimates,” “expects,” “plans,” “anticipates,” “intends,” and other similar “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995.  Modine's actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including, but not limited to, those described under “Risk Factors” in Item 1A of Part I of the company's Annual Report on Form 10-K for the year ended March 31, 2013 and under Forward-Looking Statements in Item 7 of Part II of that same report.  Other risks and uncertainties include, but are not limited to, the following: uncertainties regarding the costs and benefits of Modine’s European restructuring program; the overall health of Modine’s customers, particularly in light of continued weak economic conditions; operational inefficiencies as a result of program launches and product transfers; economic, social and political conditions, changes and challenges in the markets where Modine operates and competes, including currency exchange rate fluctuations (particularly the value of the euro and Brazilian real relative to the U.S. dollar), tariffs, inflation, changes in interest rates, recession, restrictions associated with importing and exporting and foreign ownership, and in particular the continuing recovery of certain markets in China, Brazil and the U.K. and the remaining economic uncertainties in the European Union; the impact on Modine of increases in commodity prices, particularly aluminum and copper, and its ability to pass these prices on to customers and/or successfully hedge the associated risk; Modine's ability to successfully execute its strategic and operational plans; the nature of the vehicular industry and the dependence of this industry on the health of the economy; costs and other effects of environmental remediation or litigation; and other risks and uncertainties identified by the company in public filings with the U.S. Securities and Exchange Commission.  The company does not assume any obligation to update any forward-looking statements.

Financial Disclosures

Adjusted operating income, adjusted earnings per share, constant currency, net debt and free cash flow (which are defined below) as used in this press release are not measures that are defined in generally accepted accounting principles (GAAP).  These non-GAAP measures are used by management as performance measures to evaluate the company’s overall financial performance and liquidity.  We believe these measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors.  Management compensates for this by using these measures in combination with the GAAP measures.  However, these measures are not, and should not be, viewed as substitutes for the applicable GAAP measures.

Definition – Adjusted operating income and earnings per share

Operating income or diluted earnings per share plus impairment charges and restructuring related expenses within the Europe segment.  These are measures of overall performance not including non-cash impairment charges and costs associated with our restructuring program in Europe.

Definition – Constant currency

Constant currency translates financial data from foreign operations for a period into U.S. dollars using the same foreign currency exchange rates as those used to translate financial data for the prior period.  This measure provides a more consistent indication of our performance, without the effects of currency exchange rate fluctuations.

Definition – Net debt

The sum of debt due within one year and long-term debt, less cash and cash equivalents.  This is an indicator of the company's debt position after considering on hand cash balances.

Definition – Free cash flow

Net cash provided by operating activities less expenditures for property, plant and equipment.   This is a measure of cash generated from operations during the period that is available for strategic capital decisions.

- Financial tables follow -

Modine Manufacturing Company
Consolidated statements of operations (unaudited)

	(In millions, except per share amounts)

	Three months ended June 30,
	2013	2012
Net sales	$375.8	$350.4
Cost of sales	313.9	298.7
Gross profit	61.9	51.7
Selling, general & administrative expenses	42.4	43.2
Restructuring expenses	0.5	4.6
Operating income	19.0	3.9
Interest expense	(3.0)	(3.0)
Other (expense) income - net	(0.5)	0.1
Earnings from continuing operations before income taxes	15.5	1.0
Provision for income taxes	(4.9)	(2.0)
Earnings (loss) from continuing operations	10.6	(1.0)
Earnings from discontinued operations, net of income taxes	-	0.1
Net earnings (loss)	10.6	(0.9)
Net earnings attributable to noncontrolling interest	(0.6)	(0.3)
Net earnings (loss) attributable to Modine	$10.0	$(1.2)

Earnings (loss) per share from continuing operations attributable to Modine shareholders:
Basic	$0.21	$(0.03)
Diluted	$0.21	$(0.03)

Net earnings (loss) per share attributable to Modine shareholders:
Basic	$0.21	$(0.03)
Diluted	$0.21	$(0.03)

Weighted average shares outstanding:
Basic	46.7	46.5
Diluted	47.3	46.5

Condensed consolidated balance sheets (unaudited)

		(In millions)
	June 30, 2013	March 31, 2013
Assets
Cash and cash equivalents	$30.9	$23.8
Trade receivables	206.1	194.5
Inventories	116.9	118.8
Other current assets	58.2	61.9
Total current assets	412.1	399.0
Property, plant and equipment - net	349.3	355.9
Other noncurrent assets	61.7	63.9
Total assets	$823.1	$818.8

Liabilities and shareholders' equity
Debt due within one year	$34.3	$31.1
Accounts payable	145.0	150.7
Other current liabilities	100.4	98.3
Total current liabilities	279.7	280.1
Long-term debt	132.4	132.5
Other noncurrent liabilities	135.0	137.9
Total liabilities	547.1	550.5
Total equity	276.0	268.3
Total liabilities & equity	$823.1	$818.8

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)

		(In millions)
Three months ended June 30,	2013	2012

Cash flows from operating activities:
Net earnings (loss)	$10.6	$(0.9)
Adjustments to reconcile net earnings (loss) with net cash provided by operating activities:
Depreciation and amortization	16.1	14.1
Other - net	1.6	4.1
Net changes in operating assets and liabilities	(12.4)	(12.5)
Net cash provided by operating activities	15.9	4.8

Cash flows from investing activities:
Expenditures for property, plant and equipment	(10.2)	(11.7)
Other - net	0.1	(0.6)
Net cash used for investing activities	(10.1)	(12.3)

Cash flows from financing activities:
Net increase in debt	3.1	20.3
Other - net	(1.7)	(0.2)
Net cash provided by financing activities	1.4	20.1

Effect of exchange rate changes on cash	(0.1)	(0.8)

Net increase in cash and cash equivalents	7.1	11.8

Cash and cash equivalents at beginning of the period	23.8	31.4

Cash and cash equivalents at end of the period	$30.9	$43.2

Segment operating results (unaudited)

		(In millions)

	Three months ended June 30,
	2013	2012
Net sales:
North America	$148.7	$153.6
Europe	146.2	125.4
South America	34.4	31.2
Asia	18.3	15.8
Commercial Products	32.4	30.1
Segment net sales	380.0	356.1
Corporate and eliminations	(4.2)	(5.7)
Net sales	$375.8	$350.4

Operating income:
North America	$14.3	$13.8
Europe (a) (b)	8.0	(2.5)
South America	2.6	0.7
Asia	(0.3)	(2.3)
Commercial Products	1.0	1.0
Segment operating income	25.6	10.7
Corporate and eliminations (b)	(6.6)	(6.8)
Operating income	$19.0	$3.9

(a)	The first quarter of fiscal 2014 operating income in the Europe segment included accelerated depreciation of $2.2 million and restructuring expenses of $0.5 million. The first quarter of fiscal 2013 operating loss in the Europe segment included restructuring expenses of $4.6 million.

(b)	Segment operating income for fiscal 2013 has been recast to conform to the fiscal 2014 presentation. The company has modified its internal financial reporting of intercompany charges for research and development and intercompany royalties between Corporate and the Europe segment, which totaled $2.3 million in the first quarter of fiscal 2013. There was no impact on the total company consolidated financial results.

Modine Manufacturing Company
Adjusted operating income and earnings per share (unaudited)

	(In millions, except per share amounts)

	Three months ended June 30,
	2013	2012
Operating income	$19.0	$3.9
Restructuring expenses - Europe (a)	0.5	4.6
Accelerated depreciation - Europe (b)	2.2	-
Adjusted operating income	$21.7	$8.5

Net earnings (loss) per share attributable to Modine shareholders - diluted	$0.21	$(0.03)
Restructuring expenses - Europe (a)	0.01	0.10
Accelerated depreciation - Europe (b)	0.05	-
Adjusted earnings per share	$0.27	$0.07

(a)	Restructuring expenses primarily relate to severance charges in Germany.
(b)	Accelerated depreciation, which is reported in cost of sales, relates to production equipment that will no longer be used because of planned manufacturing process changes in Germany.

There was no income tax impact as a result of the restructuring expenses because of income tax valuation allowances in Germany.

Net debt (unaudited)

		(In millions)

	June 30, 2013	March 31, 2013
Debt due within one year	$34.3	$31.1
Long-term debt	132.4	132.5
Total debt	166.7	163.6

Less: cash and cash equivalents	30.9	23.8
Net debt	$135.8	$139.8

Free cash flow (unaudited)

		(In millions)

	Three months ended June 30,
	2013	2012
Net cash provided by operating activities	$15.9	$4.8
Expenditures for property, plant and equipment	(10.2)	(11.7)
Free cash flow	$5.7	$(6.9)

SOURCE: Modine Manufacturing Company

Modine Manufacturing Company
Kathleen Powers, 262-636-1687
k.t.powers@na.modine.com